ARCH WIRELESS HOLDINGS, INC.
RETENTION PLAN

I.     Introduction

A.     Purpose.

        The purpose of this Retention Plan (the “Plan”) adopted by the Board of Directors (the “Board”) of Arch Wireless Holdings, Inc. (the “Company”) is to attract and retain management and professional employees essential to continuing the business of the Company through its restructuring. This Plan will be effective only if it is approved by the United States Bankruptcy Court for the District of Massachusetts.

B.     Administration.

        The Plan will be administered by the Board which will have the discretion to determine all issues of fact as well as to interpret the Plan’s provisions. The Board may delegate to the Company’s Chief Executive Officer certain of its Plan responsibilities with respect to particular Plan issues or certain classes of Plan participants (other than himself), and any reference to the Board in the Plan shall in the case of such delegation be deemed a reference to the Company’s Chief Executive Officer.

C.     Participants.

        All persons employed by the Company on the date on which the Company files a voluntary petition in the United States Bankruptcy Court for the District of Massachusetts pursuant to Chapter 11 of the Bankruptcy Code (the “Start Date”), and who are designated as Participants on Exhibit A and such other individuals employed on the Start Date as are thereafter selected by the Chief Executive Officer as participants shall be deemed “Participants” under the terms of the Plan. Any person designated as a Participant who ceases to be an employee of the Company shall also cease to be a Participant provided that in certain cases benefits may be paid on cessation of employment as provided herein. However, any Participant who only ceases to be an employee of the Company as a result of becoming an employee of another entity which is a member of the same controlled group of corporations or the same group of commonly controlled trades or businesses within the meaning of Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended, shall not be treated as having ceased to be a Participant.

II.     Retention Bonus

A.     Retention Bonus Amount.

        The maximum amount payable to a Participant as a bonus under this Article II (the “Retention Bonus”) is the dollar amount set opposite the Participant’s name on Exhibit A, attached hereto and incorporated by reference.*

B.     Retention Bonus Payment.

        The Retention Bonus will be paid in the following Installments:

                 (i)     The first Installment of 25% of each Participant’s Retention Bonus will be paid on the earlier of (the “First Installment Date”) (a) the six month anniversary of the Start Date, or (b) the effective date of the Company’s plan of reorganization (the “Reorganization Plan Effective Date”);

                 (ii)     The second Installment of 25% of each Participant’s Retention Bonus will be paid on the Reorganization Plan Effective Date (the “Second Installment Date”); and

                 (iii)     The third Installment of 50% of each Participant’s Retention Bonus will be paid on June 30, 2003 (the “Final Installment Date”).

C.     Conditions for Receipt of Retention Bonus.

                 (i)     Employment. Except as provided in Article II, Paragraph D, a Participant will be entitled to receive each Installment of the Retention Bonus only if he or she is employed by the Company on the relevant Installment Date.

                 (ii)     Liquidation. If the Company is liquidated or commences a plan of liquidation prior to a Change in Control as defined in Paragraph D, below, all Installments payable after such liquidation will be forfeited.

D.     Accelerated Retention Payment.

         Subject to Paragraph C (ii):

                 (i)     If a Participant’s employment is terminated by the Company, other than for Cause, Death or Disability, all unpaid Installments will be immediately due and payable to such Participant as of his or her termination of employment. “Cause” for purposes of this accelerated payment will mean the Participant’s willful and continued failure to substantially perform his or her reasonable assigned duties (other than as a result of incapacity due to physical or mental condition), or the Participant’s willful engagement in illegal conduct or gross misconduct (which in the case of a Senior Officer is materially and demonstrably injurious to the Company or Arch Wireless, Inc. (“AWI”)), or conviction of a felony. A Senior Officer is the CEO, the President and Chief Operating Officer (the “COO”), the Executive Vice President and Chief Financial Officer (“CFO”), an Executive Vice President, a Senior Vice President, a Division President and an Executive Level Vice President. If a Participant dies or is terminated in connection with becoming disabled within the meaning of the Company’s long term disability benefit program, the Participant (or his estate) will receive a fraction of the next Installment to be paid which is determined by multiplying the dollar amount of that Installment by a fraction the numerator of which is the number of weeks the Participant worked since the Installment payment prior to his death or disability (or, if none, the Start Date) and denominator of which is the total number of weeks from such last Installment (or, if none, the Start Date) to the next Installment; and

                 (ii)     if a Change in Control occurs prior to the Final Installment other than a Change of Control involving a significant investment as described in the next sentence, then all unpaid Installments will be immediately due and payable to all Participants as of the Change in Control. A Change in Control for purposes of this Retention Plan, will be the sale of substantially all of the assets of the Company (or its direct or indirect parent entity) as an operating business, a merger of the Company, (or its direct or indirect parent entity with an entity other than the Company), or a significant investment, with a value of at least twenty-five million dollars ($25,000,000), in the Company, its subsidiaries or its direct or indirect parent entity on terms satisfactory to the Administrative Agent for the Secured Lenders if such investment occurs prior to the Reorganization Plan Effective Date (a “Change in Control”).

E.     Special Sale Bonus. In the event of a Change in Control on or prior to the Reorganization Plan Effective Date, a cash bonus will be payable to the executives named in this Paragraph E, as provided below, of a percentage of the Net Transaction Value. The Net Transaction Value will equal the total value of the transaction less the transaction costs directly associated with such transaction.

Net Transaction Value
CEO E. Baker        .2%
President & COO Daniels     .15%
EVP & CFO Pottle        .15%

III.     Administration

A.     Arbitration.

        All claims arising out of or relating to the Plan shall be settled by arbitration in Boston, Massachusetts by three arbitrators, one of whom shall be appointed by the Company, one by the Participant and the third of whom shall be appointed by the first two arbitrators (or by the Chief Judge of the U.S. District Court for Massachusetts, if the two arbitrators cannot agree). Each party shall pay the fees and expenses of the arbitrator appointed by the party and one-half of the fees and expenses of the third arbitrator. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided by this Article III, Paragraph A. The arbitrators may award reasonable attorneys’ fees, costs and expenses in connection with the arbitration.

B.     Amendment and Termination.

        Only amendments intended solely to clarify or interpret any provisions of the Plan may be adopted at any time. The Plan shall automatically terminate on the date all payments due under the Plan have been made.

C.     Withholding.

        The Company shall withhold from all payments hereunder such amounts as it determines are appropriate for applicable federal, state and local tax purposes or for such other amounts (other than contributions to the Company’s 401(k) Plan) as appropriately may be withheld under the Company’s payroll policies and procedures for contributions or in accordance with applicable law.

D.     No Employment Rights.

        Nothing in the Plan shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company subject to the Participant’s right to receive payments as provided above. No person shall have any right to be designated a Participant under the Plan and there is no obligation for uniformity of treatment of employees of the Company.

E.     Governing Law.

        The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any conflict or choice of laws provisions or rules thereof that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

F.     No Limitation Upon Rights of Company.

        The Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes of its capital or business structure; to merge or consolidate; to dissolve or liquidate; or to sell or transfer all or any part of its business or assets.

G.     Entire Agreement.

        The Plan sets forth the terms of any retention program related to the Company’s restructuring and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Board regarding such subject matter.

H.     Successor and Assigns.

        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

* * * * * * *

        This Plan document reflects Bankruptcy Court changes January, 2002.

* Any part or all of the $300,000 amount allocated to Participants not yet named on the Exhibit A, may be allocated to any Employee of the Company on the Start Date other than those named on Exhibit A.